Exhibit 99.1

The Bon-Ton Proposes to Acquire Elder-Beerman

    YORK, Pa.--July 29, 2003--The Bon-Ton Stores, Inc. (Nasdaq:BONT) today announced that it has submitted a proposal to the board of directors of The Elder-Beerman Stores Corp. (Nasdaq: EBSC) that provides for a combination of the two companies in which all Elder-Beerman shareholders would receive $7.00 per share in cash for their common stock. In a letter from Tim Grumbacher, Chairman and Chief Executive Officer of The Bon-Ton, to Steven Mason, Chairman of Elder-Beerman, Mr. Grumbacher stated that The Bon-Ton's board of directors had determined that a combination of the two companies would be in the best interests of both companies' shareholders, customers and employees and that The Bon-Ton is prepared immediately to commence its due diligence with the goal of completing the transaction by the end of September.
    The nation's ninth largest independent department store chain, The Elder-Beerman Stores Corp. is headquartered in Dayton, Ohio and operates 68 stores in Ohio, West Virginia, Indiana, Michigan,
Illinois, Kentucky, Wisconsin, Pennsylvania and Iowa.
    The Bon-Ton Stores, Inc. operates 72 department stores in targeted markets in Pennsylvania, New York, Maryland, New Jersey, Connecticut, Massachusetts, New Hampshire, Vermont and West Virginia. The stores carry a broad assortment of quality, brand-name fashion apparel and accessories for women, men and children, as well as distinctive home furnishings.

    Note: Statements made in this press release, other than statements of historical information, are forward looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Factors that could cause such differences include, but are not limited to, delays in being given permission to commence due diligence, negotiation and completion of a formal transaction agreement, actions taken by Elder-Beerman or other parties and governmental regulatory processes.

    This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Elder-Beerman or The
Bon-Ton. Should any such offer be commenced, The Bon-Ton will file and deliver all forms, notices and documents required under state and federal law.

    CONTACT: The Bon-Ton Stores, Inc.
             Mary Kerr, 717-751-3071